Exhibit 5.1

Dr. Dieter Dubs

LL.M.

+41 58 261 50 00

dieter.dubs@baerkarrer.ch

Dr. Urs Kägi

Rechtsanwalt, LL.M.

+41 58 261 50 00

urs.kaegi@baerkarrer.ch

UBS Group AG

Bahnhofstrasse 45

CH-8001 Zurich

Switzerland

Zurich, 29 September 2014

Form F-4 Registration Statement

Dear Sir or Madam,

We have been asked to issue a legal opinion letter as special Swiss legal counsel of UBS Group AG, Bahnhofstrasse 45, CH-8001 Zurich, Switzerland, Swiss business identification number CHE-395.345.924 (the “Company”) in connection with the registration statement on Form F-4 (the “Registration Statement”) including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) for the registration of the ordinary registered shares of the Company with a nominal value of CHF 0.10 (the “Shares”) in connection with the exchange offer of the Company, comprised of two separate offers to be made to (i) all holders of outstanding ordinary shares of UBS AG, a Swiss stock corporation (Aktiengesellschaft), Bahnhofstrasse 45, CH-8001 Zurich and Aeschenvorstadt 1, CH-4051 Basel, Swiss business identification number CHE-101.329.561 (“UBS Shareholders”) located in the United States and (ii) all UBS Shareholders wherever located, respectively.

The Shares subject to the Registration Statement will be comprised of (i) the Shares to be issued upon settlement of the initial offer period by way of a capital increase to be approved by a resolution of the general meeting of the sole shareholder of the Company (the “General Meeting”), (ii) the Shares to be issued upon settlement of the subsequent offer period out of authorized capital (“Authorized Capital”) to be created by a resolution of the General Meeting, such issuance to be approved by a resolution of the board of

Bär & Karrer Rechtsanwälte	Zürich Bär & Karrer AG Brandschenkestrasse 90 CH-8027 Zürich Phone: +41 58 261 50 00 Fax: +41 58 261 50 01 zuerich@baerkarrer.ch	Genf Bär & Karrer SA 12, quai de la Poste CH-1211 Genève 11 Phone: +41 58 261 57 00 Fax: +41 58 261 57 01 geneve@baerkarrer.ch	Lugano Bär & Karrer SA Via Vegezzi 6 CH-6901 Lugano Phone: +41 58 261 58 00 Fax: +41 58 261 58 01 lugano@baerkarrer.ch	Zug Bär & Karrer AG Baarerstrasse 8 CH-6301 Zug Phone: +41 58 261 59 00 Fax: +41 58 261 59 01 zug@baerkarrer.ch	www.baerkarrer.ch

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directors of the Company and (iii) the Shares to be issued out of Authorized Capital upon completion of (a) a squeeze-out pursuant to the Swiss Federal Act on Stock Exchanges and Securities Dealings of 24 March 1995 or (b) a squeeze-out merger (the “Squeeze-out Merger”), in each case of (a) and (b) such issuance to be approved by a resolution of the board of directors of the Company (the “New Shares”).

All capitalized terms used in this legal opinion letter shall have the meaning as defined herein.

I	DOCUMENTS

In arriving at the opinions expressed in clause III below, we have exclusively reviewed and relied on the following documents, the sufficiency of which we confirm for purposes of this legal opinion letter (the documents referred to in this clause I collectively the “Documents” and any individual document thereof a “Document”):

a)	an excerpt from the commercial register of the Canton of Zurich, Switzerland, in relation to the Company, certified by said register to be up-to-date as of 24 September 2014 (the “Excerpt”);

b)	a copy of the articles of association of the Company, certified by the commercial register of the Canton of Zurich, Switzerland, to be up-to-date as deposited with such register as of 24 September 2014 (the “Articles”); and

c)	an electronic copy of the Registration Statement.

II	ASSUMPTIONS

In arriving at the opinions expressed in clause III below, we have assumed (without verification) cumulatively that:

a)	(i) the General Meeting will duly and validly resolve on the increase of the share capital of the Company by way of an ordinary share capital increase (ordentliche Kapitalerhöhung) and by way of an authorized share capital increase (genehmigte Kapitalerhöhung), respectively, through the issuance of fully paid-up New Shares, (the “Shareholders’ Resolutions”) as further described in the Registration Statement under the headings “The exchange offer – Settlement and Delivery of Securities - Capital Increase and Power of Attorney” and “Description of the UBS Group Shares and Articles of Association – Share Capital of UBS Group”, and (ii) the board of directors of the Company will duly and validly resolve on the implementation of the ordinary and authorized share capital increases and the issuance the New Shares (the “Board Resolutions”);

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b)	In respect of each capital increase concerning New Shares, the subscription rights of existing shareholders of the Company will be excluded in compliance with Swiss law;

c)	in respect of each capital increase concerning New Shares, the issuance of the New Shares will be made in accordance with the Shareholders’ Resolutions and the Board Resolutions and as further described in the Registration Statement under the headings “The exchange offer – Settlement and Delivery of Securities - Capital Increase and Power of Attorney” and “The transaction – Plans for UBS After the Exchange Offer – Squeeze-out”;

d)	in respect of each capital increase concerning New Shares except for the one concerning the Squeeze-out Merger, the payment of the issuance price by way of contribution in kind will be made in compliance with Swiss law;

e)	in respect of the capital increase concerning the Squeeze-out Merger, the payment of the issue price will be made in cash, by contribution in kind of newly issued shares of the subsidiary of the Company that is the surviving entity in the Squeeze-out Merger, or through conversion of freely distributable equity of the Company, in each case in compliance with Swiss law;

f)	in respect of each capital increase concerning New Shares, the (i) subscription for New Shares, (ii) requisite report of the board of directors and requisite report of an auditing company subject to governmental supervision (confirming, amongst others, the foregoing), (iii) requisite amendments to the Articles, and (iv) entry of the New Shares into the competent commercial register, will be given and made, respectively, each in compliance with Swiss law;

g)	the information set out in the Documents is true, accurate, complete and up-to-date as of the date of this legal opinion letter and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this legal opinion letter or at the date of the issuance of the New Shares (except the changes referred to in this clause II);

h)	the Documents submitted to us as (hard or electronic) copies are complete and conform to the original document;

i)	all signatures and seals on any Document are genuine;

j)	where a name is indicated (in print or in handwriting) next to a signature appearing on any Document above, the signature has been affixed by the person whose name is indicated, and where no name is indicated (in print or in handwriting) next to a signature appearing on any of the Document, the relevant Documents have been duly signed by authorized signatories;

k)	the general meeting of shareholders of the Company and the board of directors of the Company will not pass any resolutions which relate to the share capital of the Company except for the Shareholders’ Resolutions and the Board Resolutions, respectively;

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l)	to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements (collectively the “Authorizations”) are to be obtained outside Switzerland, such Authorizations will have been obtained or fulfilled in due time, and will remain in full force and effect at all times through the issuance of the Shares;

m)	to the extent agreements or documents have to be executed or any obligations have to be performed under applicable laws other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction; and

n)	the Company will not pass a voluntary winding-up resolution, no petition will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of the Company, and no receiver, trustee in bankruptcy, administrator or similar officer will have been appointed in relation to the Company or any of its assets or revenues between the date of this legal opinion letter and the date of the issuance of the Shares.

III	OPINIONS

Based upon the foregoing, and subject to the qualifications and reliance limitations set out in clause IV and clause V below, we are of the opinion that under the laws of Switzerland as currently in force and interpreted:

a)	the Company is a stock corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland, with corporate power and authority to conduct its business in accordance with its Articles;

b)	the New Shares, if and when issued and delivered as described in the Registration Statement, will be validly issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

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IV	QUALIFICATIONS

The opinions given under clause III above are each subject to the following cumulative qualifications:

a)	The opinions expressed herein are strictly limited to matters governed by the laws of Switzerland and thus to opinions on certain Swiss law matters.

b)	The opinions expressed herein are based on and subject to the laws of Switzerland as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter, and where this legal opinion letter refers to “Swiss law” or “the laws of Switzerland”, it solely refers to Swiss law as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter. Such laws are subject to change.

c)	We have made no investigation of the laws of any other jurisdiction (but the laws of Switzerland) as a basis for this legal opinion letter and do not express or imply any opinion thereon.

d)	The opinions expressed herein relate only to legal matters explicitly covered by this legal opinion letter (taking into account all assumptions and qualifications cumulatively) and no opinion is given by implication or otherwise on any other matter.

e)	In issuing this legal opinion letter, we relied solely on the Documents and were not instructed to, and did not, make any further independent search or due diligence; we do not opine as to any facts or circumstances occurring or coming to our attention subsequently to the date hereof.

f)	The assumptions and qualifications apply to all opinions expressed in this legal opinion letter.

g)	We express no opinion herein as to the accuracy or completeness of the information set out in the Registration Statement or of the representations and warranties set out in the Registration Statement.

h)	We express no opinion herein as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

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i)	The registration of the Shares with the commercial register of the Canton of Zurich, Switzerland, may be prevented by a shareholder of the Company or any other person or entity in accordance with article 162 et seq. of the Swiss ordinance regarding the commercial register (Handelsregisterver-ordnung).

j)	As a matter of mandatory Swiss law, shareholders as well as the board of directors of a company are entitled to challenge resolutions adopted by a general shareholders’ meeting believed to violate the law or the company’s articles of association by initiating legal proceedings against such company within two months following such meeting. Therefore, notwithstanding registration of the Shares with the competent commercial register, any shareholder or the board of directors of the Company may challenge the resolutions taken by the general shareholders’ meeting of the Company on which such registration of the Shares with the competent commercial register may be based.

k)	In this opinion, Swiss legal concepts are expressed in English terms and not in any official Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

V	RELIANCE

This legal opinion letter is addressed to the Company. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement and to the references to us under the headings “The Transaction” and “Validity of UBS Group AG Shares” in the Registration Statement. In giving such consent, we do not admit or imply that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

This legal opinion letter is furnished by us, as special Swiss legal counsel to the Company, in connection with the filing of the Registration Statement. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any other purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

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This legal opinion letter shall be governed by and construed in accordance with the laws of Switzerland. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.

Yours faithfully,

/s/ Dieter Dubs	/s/ Urs Kaegi
Dr. Dieter Dubs	Dr. Urs Kaegi